Exhibit 99

J.B. Hunt Transport Services, Inc	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President,
Lowell, Arkansas 72745	Finance and Administration
(NASDAQ: JBHT)	and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS
FOR THE SECOND QUARTER 2010

■	Second Quarter 2010 Revenue:	$943 million; up 22%
■	Second Quarter 2010 Operating Income:	$91 million; up 94%*
■	Second Quarter 2010 EPS:	40 cents vs. 19 cents

*2Q 2009 included a $10.3 million pretax charge to write down the value of certain tractors held for sale

LOWELL, ARKANSAS, July 15, 2010 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2010 net earnings of $52.1 million, or diluted earnings per share of 40 cents vs. second quarter 2009 earnings of $24.0 million, or 19 cents per diluted share.  Second quarter 2009 results included a pretax charge of $10.3 million, or 5 cents per diluted share, to write down the value of certain tractors held for sale.  Excluding this charge, second quarter 2009 earnings were 23 cents per diluted share.

Total operating revenue for the current quarter was $943 million, a 22% increase over the $770 million reported for the second quarter 2009.  The increase in operating revenue was primarily attributable to higher Intermodal segment volumes, significant growth in our Dedicated Contract Services (DCS) segment and revenue growth in our Truck segment.  Utilization of assets also improved significantly as did pricing in the Truck segment.  Current quarter operating revenue, excluding fuel surcharges, increased 16% over the comparable quarter 2009.

Operating income for the current quarter increased to $91.3 million vs. $47.1 million for the second quarter 2009, or $57.4 million, excluding the asset write down in 2009.  This increase was primarily due to a 54% increase in Intermodal operating income, a 177% increase in DCS operating income and positive Truck operating income vs. a loss last year.  Operating expenses, excluding fuel and fuel taxes and rents and purchased transportation, were all lower as a percentage of revenue.  The effective income tax rate was slightly lower this year vs. last year.

“Demand for transportation services has increased fairly dramatically as we have emerged from a multi-year freight recession.  Scarcity of capacity in Intermodal, Truckload and Brokerage markets was quite pronounced in the current quarter.   We saw our business improve sequentially throughout the quarter as reflected in higher prices in Intermodal and Truck as the quarter unfolded.  Intermodal pricing was down 2.7% from the second quarter last year, however, pricing increased 2.4% from April to June this year.  Truck pricing trends were even more evident, as our overall rate per mile, excluding fuel surcharges, improved 8.3% from April to June this year.  ICS margins improved from their recent bottom as contract prices started to increase, partly due to the difficulty of finding capacity.  DCS continued to see growth in the Final Mile Delivery business, as new customers began to be integrated into the network.   Across all segments demand was solid throughout the quarter with no evidence of renewed weakness.  Shippers increasingly have exhibited concern about the supply/demand imbalance as their ability to secure adequate capacity has become more difficult,” said Kirk Thompson, President and CEO.

Segment Information:
Intermodal (JBI)
■	Second Quarter 2010 Segment Revenue:	$526 million; up 24%
■	Second Quarter 2010 Operating Income:	$59.5 million; up 54% *

*2Q 2009 included a $6.6 million pretax charge to write down the value of certain tractors held for sale

JBI operating income was up 31%, compared to a year ago, excluding the asset write down in 2009.  The operating ratio improved 60 basis points over a year ago to 88.7%.   Overall load volume grew 19% year-over-year.   Both the transcontinental volume (up 15%) and eastern volume (up 30%) continued the strong trend we experienced in the first quarter 2010.  Reported industry wide equipment shortages in both the truck and intermodal markets led to opportunities to assist customers not seen since peak season 2007.   While bid season is substantially over, we continue to receive requests from customers looking for new trans-loading opportunities on the west coast and peak season capacity assurances.

The strong demand was also reflected in improved pricing results.   While still lower than year-ago levels, average pricing was up approximately 2% from first quarter 2010 lows.  We are well positioned to capitalize on the increasing freight demands and are taking every opportunity to recover pricing lost over the last two years.  Both our tractor fleet and container fleet have been substantially updated with our average age of fleet now at 1.9 years for tractors and 5.0 years for containers.   The current end-of-quarter container count was approximately 41,000 and Company dray trucks approximated 2,480.   While challenged with freight levels not seen in a couple years, rail service remains very consistent.

Dedicated Contract Services (DCS)
■	Second Quarter 2010 Segment Revenue:	$229 million; up 31%
■	Second Quarter 2010 Operating Income:	$22.3 million; up 177% *

*2Q 2009 included a $3.7 million pretax charge to write down the value of certain tractors held for sale

DCS revenue increased 31% during the current quarter, while revenue excluding fuel surcharge, increased 27%.  This increase in revenue primarily related to a 22% increase in revenue per truck per week, excluding fuel surcharge.  Along with this increase in productivity, our average truck count in the current quarter increased 4% to 4,436 compared to the same quarter in 2009.  The increase in truck count related to three factors: the final implementation of the delivery network, truck additions at certain accounts that had truck reductions in 2009 and the addition of several new dedicated delivery and non-delivery contracts through the first half of 2010.

Operating income increased 177% compared to the same quarter 2009.  In the second quarter 2009, DCS incurred a $3.7 million pretax charge to write down the value of certain tractors held for sale.  Excluding that charge, current quarter operating income increased 89% over the second quarter 2009.  The increase in current quarter operating income was due to both revenue growth and margin improvement related to our focus on services that generate appropriate returns on invested capital.  The delivery channel, approximately 30% of our revenue in the current quarter, generated improved margins while adding new customers into the network.  Our other channels experienced higher productivity in the current quarter primarily due to the increase in our customers’ volume as discussed above.  As this increase in demand has been across all channels and geographic regions, we plan to begin redeploying assets from accounts with inadequate financial returns to new business with appropriate returns.

Truck (JBT)
■	Second Quarter 2010 Segment Revenue:	$125 million; up 15%
■	Second Quarter 2010 Operating Income:	$7.2 million vs. $(4.0) million

Revenue for the current quarter increased 15% compared to the second quarter 2009. Excluding fuel surcharges, JBT revenue increased 8%, despite a 13% reduction in tractors.  At the end of the current quarter, our tractor count was 2,769 compared to 3,169 in 2009.

After six consecutive quarters of decline, overall rates surpassed their 2009 comparisons, gaining 1.2% over the same period a year ago and 6.6% from the first quarter of this year.  Moreover, our average length of haul in 2010 is 10% greater than a year ago, magnifying the rate change.

Firmer demand and a strengthening freight environment helped utilization improve 13% over the comparable year’s quarter.  Non paid empty miles per load were 14% lower in 2010 than in 2009, while demand for paid empty charges to reposition equipment was significant.  Spot rates per loaded mile, excluding fuel surcharges, improved 30% on a 9% longer length of haul, compared to a year ago, and 31% sequentially from the first quarter of this year.

Only a portion of the rate improvement can be attributed to paid deadhead charges and surging spot market.  Customer-initiated bid activity was largely absent during the current quarter, but our on-going comprehensive review of underperforming accounts, evaluating each for both profitability and relevance under our revised network plan, also has resulted in improvements to published pricing.  Many customers with inadequate pricing provisions agreed to modified contract terms in order to secure capacity, which was in ever-shorter supply as the quarter progressed.

Integrated Capacity Solutions (ICS)
■	Second Quarter 2010 Segment Revenue:	$70 million; up 3%
■	Second Quarter 2010 Operating Income:	$2.2 million; down 48%

ICS continued to focus on achieving a more desirable balance between our contractual and transactional shipments with transactional shipments increasing to 52% in the current quarter vs. 44% in the same period 2009. We continued to see significant margin compression in our contractual shipments as we progress through a rebalancing of supply and demand.  However, increased transactional volume and margin were able to offset some of the margin compression experienced in our contractual business.

The oversupply of carrier capacity that we experienced during the second quarter 2009 resulted in unusually high margins.  As a result, our gross profit (gross revenue less purchased transportation expense) decreased 27% to $9.7 million and gross profit margin decreased to 13.9% in the current quarter vs. 19.5% in the second quarter 2009.

We continue to incur expenses associated with establishing new branch locations and have seen operating income improvements at some of these branches.  Our customer base increased 25% and our third party carrier base increased 10%, while our employee count declined 1% during the current quarter vs. the comparable period 2009.

Cash Flow and Capitalization:
At June 30, 2010, we had a total of $617 million outstanding on various debt instruments compared to $648 million at June 30, 2009, and $565 million at December 31, 2009.

Our net capital expenditures for the six months ended June 30, 2010 approximated $104 million compared to $142 million for the same period 2009.  At June 30, 2010, we had cash and cash equivalents of $7.7 million.

During the current quarter we used approximately $150 million of our previously announced $500 million share repurchase authorization to purchase approximately 4.4 million shares of our common stock.   Actual shares outstanding at June 30, 2010 were approximately 123 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2009. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2010		2009
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$812,033		$702,986
Fuel surcharge revenues	130,743		66,798
Total operating revenues	942,776	100.0%	769,784	100.0%

Operating expenses
Rents and purchased transportation	419,461	44.5%	336,569	43.7%
Salaries, wages and employee benefits	228,204	24.2%	192,933	25.1%
Fuel and fuel taxes	84,542	9.0%	62,712	8.1%
Depreciation and amortization	49,148	5.2%	47,094	6.1%
Operating supplies and expenses	38,565	4.1%	38,665	5.0%
Insurance and claims	11,649	1.2%	13,858	1.8%
General and administrative expenses, net of asset dispositions	8,824	0.9%	19,401	2.5%
Operating taxes and licenses	6,707	0.7%	7,022	0.9%
Communication and utilities	4,329	0.5%	4,439	0.6%
Total operating expenses	851,429	90.3%	722,693	93.9%
Operating income	91,347	9.7%	47,091	6.1%
Net interest expense	6,611	0.7%	7,505	1.0%
Equity in operations of affiliated company	-	-	223	0.0%
Earnings before income taxes	84,736	9.0%	39,363	5.1%
Income taxes	32,623	3.5%	15,314	2.0%
Net earnings	$52,113	5.5%	$24,049	3.1%
Weighted average diluted shares outstanding	128,920		129,364
Diluted earnings per share	$0.40		$0.19

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2010		2009
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,548,859		$1,366,639
Fuel surcharge revenues	238,590		125,980
Total operating revenues	1,787,449	100.0%	1,492,619	100.0%

Operating expenses
Rents and purchased transportation	794,230	44.4%	635,991	42.6%
Salaries, wages and employee benefits	436,499	24.4%	385,279	25.8%
Fuel and fuel taxes	164,919	9.2%	121,942	8.2%
Depreciation and amortization	97,160	5.4%	94,457	6.3%
Operating supplies and expenses	74,608	4.2%	74,292	5.0%
Insurance and claims	23,200	1.3%	25,709	1.7%
General and administrative expenses, net of asset dispositions	15,481	1.0%	27,847	1.9%
Operating taxes and licenses	13,241	0.7%	13,917	0.9%
Communication and utilities	9,324	0.5%	9,104	0.6%
Total operating expenses	1,628,662	91.1%	1,388,538	93.0%
Operating income	158,787	8.9%	104,081	7.0%
Net interest expense	13,105	0.7%	14,261	1.0%
Equity in operations of affiliated company	-	-	848	0.1%
Earnings before income taxes	145,682	8.2%	88,972	6.0%
Income taxes	56,088	3.2%	34,165	2.3%
Net earnings	$89,594	5.0%	$54,807	3.7%
Weighted average diluted shares outstanding	129,654		128,962
Diluted earnings per share	$0.69		$0.42

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2010		2009
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$525,508	57%	$424,968	55%
Dedicated	228,602	24%	174,209	23%
Truck	124,564	13%	108,000	14%
Integrated Capacity Solutions	69,897	7%	68,112	9%
Subtotal	948,571	101%	775,289	101%
Intersegment eliminations	(5,795)	(1%)	(5,505)	(1%)
Consolidated revenue	$942,776	100%	$769,784	100%

Operating income

Intermodal	$59,532	65%	$38,781	82%
Dedicated	22,320	24%	8,054	17%
Truck	7,171	8%	(4,022)	(9%)
Integrated Capacity Solutions	2,179	2%	4,227	9%
Other (1)	145	0%	51	0%
Operating income	$91,347	100%	$47,091	100%

	Six Months Ended June 30
	2010		2009
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$994,152	57%	$816,438	55%
Dedicated	436,510	24%	353,658	24%
Truck	237,378	13%	209,628	14%
Integrated Capacity Solutions	131,062	7%	124,583	8%
Subtotal	1,799,102	101%	1,504,307	101%
Intersegment eliminations	(11,653)	(1%)	(11,688)	(1%)
Consolidated revenue	$1,787,449	100%	$1,492,619	100%

Operating income

Intermodal	$107,000	67%	$80,101	77%
Dedicated	40,676	26%	25,431	24%
Truck	7,771	5%	(9,838)	(9%)
Integrated Capacity Solutions	3,322	2%	8,342	8%
Other (1)	18	0%	45	0%
Operating income	$158,787	100%	$104,081	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2010	2009

Intermodal

Loads	266,540	223,884
Average Length of haul	1,761	1,784
Revenue per load	$1,972	$1,898
Average tractors during the period *	2,476	2,128

Tractors (end of period)
Company-owned	2,483	2,147
Independent contractor	40	3
Total tractors	2,523	2,150

Containers (end of period)	41,190	39,805
Average effective trailing equipment usage	40,424	39,360

Dedicated

Loads	351,443	290,146
Average length of haul	196	205
Revenue per truck per week**	$4,010	$3,160
Average trucks during the period***	4,436	4,286

Trucks (end of period)
Company-owned	4,109	3,965
Independent contractor	24	37
Customer-owned (Dedicated operated)	350	328
Total trucks	4,483	4,330

Trailing equipment (end of period)	10,428	9,625
Average effective trailing equipment usage	12,374	12,057

Truck

Loads	121,286	124,586
Average Length of haul	516	469
Loaded miles (000)	61,849	58,483
Total miles (000)	70,652	67,810
Average nonpaid empty miles per load	63.3	73.4
Revenue per tractor per week**	$3,483	$2,710
Average tractors during the period *	2,790	3,111

Tractors (end of period)
Company-owned	1,751	2,163
Independent contractor	1,018	1,006
Total tractors	2,769	3,169

Trailers (end of period)	11,577	13,041
Average effective trailing equipment usage	9,663	10,013

Integrated Capacity Solutions

Loads	57,817	66,292
Revenue per load	$1,209	$1,027
Gross profit margin	13.9%	19.5%
Approximate number of third-party carriers (end of period)	23,670	21,531

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2010	2009

Intermodal

Loads	509,660	424,116
Average Length of haul	1,775	1,791
Revenue per load	$1,951	$1,925
Average tractors during the period *	2,424	2,130

Tractors (end of period)
Company-owned	2,483	2,147
Independent contractor	40	3
Total tractors	2,523	2,150

Containers (end of period)	41,190	39,805
Average effective trailing equipment usage	39,802	39,157

Dedicated

Loads	674,880	574,508
Average length of haul	197	212
Revenue per truck per week**	$3,885	$3,145
Average trucks during the period***	4,400	4,405

Trucks (end of period)
Company-owned	4,109	3,965
Independent contractor	24	37
Customer-owned (Dedicated operated)	350	328
Total trucks	4,483	4,330

Trailing equipment (end of period)	10,428	9,625
Average effective trailing equipment usage	12,197	12,443

Truck

Loads	240,248	237,918
Average Length of haul	515	471
Loaded miles (000)	122,190	111,857
Total miles (000)	139,371	129,602
Average nonpaid empty miles per load	65.7	73.8
Revenue per tractor per week**	$3,299	$2,644
Average tractors during the period*	2,824	3,109

Tractors (end of period)
Company-owned	1,751	2,163
Independent contractor	1,018	1,006
Total tractors	2,769	3,169

Trailers (end of period)	11,577	13,041
Average effective trailing equipment usage	9,800	10,054

Integrated Capacity Solutions

Loads	112,172	117,902
Revenue per load	$1,168	$1,057
Gross profit margin	14.3%	20.8%
Approximate number of third-party carriers (end of period)	23,670	21,531

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,714	$7,843
Accounts Receivable	363,669	310,339
Assets held for sale	392	3,192
Prepaid expenses and other	51,796	71,091
Total current assets	423,571	392,465
Property and equipment	2,242,480	2,192,947
Less accumulated depreciation	784,820	748,276
Net property and equipment	1,457,660	1,444,671
Other assets	19,710	19,778
	$1,900,941	$1,856,914

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$200,000	$-
Trade accounts payable	196,730	191,347
Claims accruals	25,136	18,545
Accrued payroll	52,942	34,651
Other accrued expenses	23,481	14,170
Deferred income taxes	11,116	10,505
Total current liabilities	509,405	269,218

Long-term debt	417,100	565,000
Other long-term liabilities	38,065	35,581
Deferred income taxes	346,870	343,262
Stockholders' equity	589,501	643,853
	$1,900,941	$1,856,914

Supplemental Data
(unaudited)

	June 30, 2010	December 31, 2009

Actual shares outstanding at end of period (000)	123,308	127,242

Book value per actual share outstanding at end of period	$4.78	$5.06

	Six Months Ended June 30
	2010	2009

Net cash provided by operating activities (000)	$208,830	$150,638

Net capital expenditures (000)	$103,945	$142,392